Exhibit 99.(11)(a)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

June 14, 2013

The Universal Institutional Funds, Inc.

522 Fifth Avenue

New York, New York 10036

Re:	Opinion of Counsel Regarding the Registration Statement
Filed on Form N-14 under the Securities Act of 1933
(File Nos. 333-188043)

Ladies and Gentlemen:

We have acted as counsel for The Universal Institutional Funds, Inc., a Maryland corporation (the “Fund”), in connection with the proposed acquisition by the Core Plus Fixed Income Portfolio (“Core Plus Fixed Income”), a series of the Fund, of substantially all of the assets and liabilities of the Flexible Income Portfolio (“Flexible Income”), a series of Morgan Stanley Select Dimensions Investment Series, pursuant to an Agreement and Plan of Reorganization, dated as of February 27, 2013 (the “Reorganization Agreement”), in exchange solely for an equal aggregate value of shares of common stock of Core Plus Fixed Income to be distributed thereafter to shareholders of Flexible Income.

This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Class I and II shares of common stock of Core Plus Fixed Income, par value of $0.001 per share (the “Acquiring Fund Shares”), to be issued in the Reorganization.

We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion.  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Ballard Spahr LLP, dated June 14, 2013.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Flexible Income of the Reorganization Agreement, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Acquiring Fund Shares, upon issuance in the manner referred to in the

Registration Statement and the Reorganization Agreement against payment of the consideration therein described, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dechert LLP